UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 06, 2024

DISC MEDICINE, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39438	85-1612845
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 Arsenal Street Suite 101
Watertown, Massachusetts		02472
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 617 674-9274

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	IRON	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 6, 2024 (the “Closing Date”), Disc Medicine, Inc. (the “Company”) and certain of its subsidiaries (collectively, the “Borrower”) entered into a Loan and Security Agreement (the “Loan Agreement”) with the lenders party thereto (the “Lenders”) and Hercules Capital, Inc., as administrative agent and collateral agent (the “Agent”). The Loan Agreement provides for up to $200.0 million of senior secured term loans available to Borrower in multiple tranches (the “Term Loan”) consisting of: (a) an initial $30.0 million advance funded on the Closing Date; (b) up to $30.0 million of additional advances that may be drawn on or prior to September 15, 2026; (c) up to $50.0 million of additional advances that may be drawn on or prior to December 15, 2026; (d) subject to Borrower’s achievement of the Tranche 2 Milestone (as defined in the Loan Agreement), up to $25.0 million of additional advances that may be drawn on or prior to June 15, 2027; (e) subject to Borrower’s achievement of the Tranche 3 Milestone (as defined in the Loan Agreement), up to $40.0 million of additional advances that may be drawn on or prior to December 15, 2027; and (f) subject to approval by the Lenders’ investment committees in their discretion, up to $25.0 million of additional advances that may be drawn by Borrower.

The Term Loan will mature on December 1, 2029. The outstanding principal balance of the Term Loan bears cash interest at a floating annual rate equal to the greater of (a) 8.25% and (b) the prime rate plus 1.75%. Borrower may elect to reduce the cash interest rate by up to 2.00% per annum, in which case, subject to the terms and conditions of the Loan Agreement, the principal balance of the Term Loan also will bear “payment-in-kind” interest (“PIK Interest”) at a rate equal to 1.10 times such interest reduction amount, and with the PIK Interest added to the outstanding principal balance of the Term Loan. The Term Loan is payable in monthly interest-only payments through December 1, 2028, or, if Borrower achieves the Tranche 3 Milestone (as defined in the Loan Agreement), the interest-only period will be extended through December 1, 2029. At the end of the interest-only period, borrowings under the Loan Agreement are repayable in monthly payments of principal and accrued interest until the maturity date.

Borrower's obligations under the Loan Agreement are secured, subject to customary permitted liens and other agreed-upon exceptions, by a first-priority perfected security interest in all of the tangible and intangible assets of the Borrower, other than intellectual property. The Loan Agreement includes customary repayment and prepayment terms, affirmative and negative covenants and representations and warranties. The Loan Agreement also includes customary events of default. Additionally, the Loan Agreement contains a minimum cash covenant that requires Borrower to maintain certain levels of cash in accounts subject to a control agreement in favor of the Agent at all times beginning on the first day on or after January 1, 2027 (or January 1, 2028, if Borrower achieves a certain milestone) on which the aggregate principal amount of the Term Loan advances is then more than $50.0 million; provided, however, the minimum cash covenant will be waived during all times that Borrower’s market capitalization is greater than or equal to $1.0 billion.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference into Item 2.03.

Item 7.01 Regulation FD Disclosure.

On November 8, 2024, the Company issued a press release regarding the Loan Agreement, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01 and in the accompanying Exhibit 99.1 shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing. The information in this Item 7.01 and the accompanying Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Loan and Security Agreement, dated as of November 6, 2024, by and among Disc Medicine, Inc., the other Borrower party thereto, the Lenders party thereto, and Hercules Capital, Inc.†+
99.1	Press release issued by Disc Medicine, Inc. on November 8, 2024, furnished herewith
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

† Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

+ Portions of this exhibit are redacted in accordance with Item 601(b)(10)(iv) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISC MEDICINE, INC.

Date:	November 8, 2024	By:	/s/ John Quisel, J.D., Ph.D.
John Quisel, J.D., Ph.D. Chief Executive Officer